FIRST TRUST EXCHANGE-TRADED FUND
                       120 EAST LIBERTY DRIVE, SUITE 400
                            WHEATON, ILLINOIS 60187


                                January 8, 2015


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


       Re:   First Trust Total US Market AlphaDEX(R) ETF (the "Fund")


Ladies and Gentlemen:

      The undersigned, First Trust Exchange-Traded Fund (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Fund, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Post-Effective Amendment No. 81 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-171759), filed on January 8, 2015, so that the same may become effective at 12:00 p.m., Eastern Time on January 8, 2015, or as soon thereafter as practicable.


                                         Very truly yours,

                                         First Trust Exchange-Traded Fund


                                         By: /s/ W. Scott Jardine
                                             ----------------------------------
                                             W. Scott Jardine, Secretary



                                         First Trust Portfolios L.P.


                                         By: /s/ W. Scott Jardine
                                             ----------------------------------
                                             W. Scott Jardine, Secretary